UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): May 16, 2013

Homeowners Choice, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On May 16, 2013, we issued restricted common stock to each of our directors, including two of our executive officers, under separate restricted stock agreements. In each case the shares are subject to forfeiture upon termination of service as a director and restrictions on transfer. Lapse of the risk of forfeiture and the restrictions depends upon the company’s common stock price meeting the following price targets: $35, $50, $65, and $80 for a period of 20 consecutive trading days. The shares were granted pursuant to our 2012 Omnibus Incentive Plan.

Paresh Patel, our chief executive officer, was awarded 400,000 shares. Under his restricted stock agreement, the risk of forfeiture and the restrictions lapse in 100,000 share increments one year after the company’s stock price meets a specified price target for a period of 20 consecutive trading days.

The remaining directors, including Sanjay Madhu, president of our Greenleaf Capital real estate division and vice president of investor relations, were awarded 24,000 shares each. Under their restricted stock agreements, the risk of forfeiture and the restrictions lapse in 6,000 share increments one year after the company’s stock price meets a specified price target for a period of 20 consecutive trading days.

Section 5

Item 5.02 Compensatory Arrangements of Certain Officers

The matters described in Section 1 above are incorporated into Section 5.

Section 9

Item 9.01 Exhibits.

10.34.	Restricted Stock Agreement of Paresh Patel

10.35.	Restricted Stock Agreement of Sanjay Madhu

10.36.	Restricted Stock Agreement of George Apostolou

10.37.	Restricted Stock Agreement of Harish Patel

10.38.	Restricted Stock Agreement of Gregory Politis

10.39.	Restricted Stock Agreement of Anthony Saravanos

10.40.	Restricted Stock Agreement of Martin Traber

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 21, 2013.

HOMEOWNERS CHOICE, INC.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.